UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 15, 2015

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	80-0873306
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015, Kevin D. Schneider was appointed Chief Operating Officer of Genworth Financial, Inc. (the “Company”), effective January 1, 2016. Mr. Schneider has been serving as the Company’s Executive Vice President—Global Mortgage Insurance since May 2015 (Executive Vice President-Genworth from May 2012 to May 2015). In connection with his appointment as Chief Operating Officer, Mr. Schneider will receive an annual base salary of $725,000, effective in January 2016.

Mr. Schneider, 53, has been the Company’s Executive Vice President—Global Mortgage Insurance since May 2015 (Executive Vice President-Genworth from May 2012 to May 2015) responsible for our Global Mortgage Insurance Division. From July 2008 until May 2012, Mr. Schneider was Senior Vice President—Genworth responsible for the Company’s U.S. Mortgage Insurance segment. Prior thereto, Mr. Schneider served as the President and Chief Executive Officer of the Company’s U.S. mortgage insurance business since the completion of the Company’s IPO in May 2004. Prior to the IPO, he was a Senior Vice President and Chief Commercial Officer of General Electric Mortgage Insurance Corporation since April 2003. From January 2003 to April 2003, Mr. Schneider was the Chief Quality Officer for GE Commercial Finance—Americas. From September 2001 to December 2002, he was a Quality Leader for GE Capital Corporate. From April 1998 to September 2001, Mr. Schneider was an Executive Vice President with GE Capital Rail Services. Prior thereto, he had been with GATX Corp. where he was a Vice President—Sales from November 1994 to April 1998 and a Regional Manager from October 1992 to November 1994. From July 1984 to October 1992, Mr. Schneider was with Ryder System where he held various positions. Mr. Schneider received a B.S. degree in Industrial Labor Relations from Cornell University and an M.B.A. from the Kellogg Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: December 16, 2015	By:	/s/ Michael S. Laming
Michael S. Laming
Executive Vice President—Human Resources